Exhibit 99

Financial Measures that Supplement Generally Accepted Accounting Principles

General Electric Capital Corporation and consolidated affiliates

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. Specifically, we have referred to delinquency rates on certain financing receivables of the GE Commercial Finance and GE Money segments. The reasons we use this non-GAAP financial measure and its reconciliation to the most directly comparable GAAP financial measures follow.

Delinquency Rates on Certain Financing Receivables

GE Commercial Finance

At
9/30/07(a)		12/31/06	9/30/06

Managed	1.35%	1.22%	1.33%
Off-book	0.72	0.52	0.59
On-book	1.50	1.42	1.55

GE Money

At
9/30/07(a)		12/31/06	9/30/06

Managed	5.24%	5.21%	5.33%
Off-book	5.87	5.49	5.50
On-book	5.16	5.19	5.32

(a)	Subject to update.

We believe that delinquency rates on managed financing receivables provide a useful perspective of our portfolio quality and are key indicators of financial performance. Further, investors use such information, including the results of both the on-book and off-book securitized portfolios, which are relevant to our overall performance.